Exhibit 99.1

June 30, 2017

Board of Directors

TSR, Inc.

400 Oser Avenue

Hauppauge, NY 11788

Gentlemen:

As you know, I founded TSR, Inc. (“TSR” or the “Company”) 48 years ago, and I am proud of how the Company has grown and developed over the years. Among other things, I am thankful for the work of many over those years in building TSR, including each of you who has provided stewardship for the Company as members of its Board of Directors in a variety of circumstances.

It is with this great sense of pride and accomplishment that I hereby tender my resignation as Chairman of the Board, President, Treasurer and Chief Executive Officer of TSR, Inc. effective July 5, 2017. As a significant stockholder of the Company, I am confident that the succession plan that we have developed over the years will serve the Company and its stockholders well in the future.

Allow me to extend my best wishes to everyone at the Company for the upmost success in the years to come.

Very truly yours,

JOSEPH F. HUGHES